UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 7, 2008

Commission File Number	Registrant, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification No.
001-33527	BWAY HOLDING COMPANY (A Delaware Corporation) 8607 Roberts Drive Suite 250 Atlanta, Georgia 30350-2237 (770) 645-4800	55-0800054

001-12415	BWAY CORPORATION (A Delaware Corporation) 8607 Roberts Drive Suite 250 Atlanta, Georgia 30350-2237 (770) 645-4800	36-3624491

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05	Costs Associated with Exit or Disposal Activities.

On March 7, 2008, BWAY Holding Company (the “Company,” “we” or “our”) announced its intent to close the Company’s Franklin Park, Illinois material center, which engages in cutting, coating and printing of metal for our metal can assembly operations and for outside customers. We expect to begin the facility shutdown in the third quarter of fiscal 2008, and we expect the facility to be closed in the first quarter of fiscal 2009. Approximately 80 hourly and approximately 16 salaried employees will be affected by the facility closure.

The closure of the Franklin Park facility is expected to result in greater production efficiencies, better utilization of working capital and cost savings. We will shift all production from the Franklin Park facility to our material center operations that have existing capacity, primarily at our facilities in Cincinnati, Ohio and Trenton, New Jersey. Our material center operations are part of our metal packaging segment.

We expect to incur pre-tax restructuring expenses of approximately $6.8 million, which consists of approximately $0.9 million of severance and benefits, approximately $3.0 million to satisfy a withdrawal obligation associated with our portion of unfunded benefit obligations of a labor union sponsored multiemployer pension plan and approximately $2.9 million of facility shutdown and holding costs. The facility holding costs include approximately $1.7 million related to long-term lease obligations, net of estimated sublease proceeds. We estimate that of these pre-tax expenses, approximately $4.3 million will be recognized in fiscal 2008 and approximately $2.5 million will be recognized in fiscal 2009. We expect to pay the $3.0 million estimated pension withdrawal liability equally over a five year period beginning in fiscal 2009. We estimate that tax benefits related to the $6.8 million in restructuring charges will result in income tax deductions in the period in which the expenses are paid.

We expect to record additional depreciation expense in the remainder of fiscal 2008 of approximately $2.0 million related to the shortened expected useful lives of certain assets, primarily machinery and equipment that will be dismantled and permanently taken out of service. We expect to expend approximately $1.7 million in capital expenditures related to rebuilding and installing certain assets that will be relocated from the Franklin Park facility and used at other of our facilities. Of the $1.7 million in capital expenditures, we expect to expend $0.9 million and $0.8 million in fiscal 2008 and 2009, respectively.

The following table summarizes the exit plan, as discussed above:

	Summary of Exit Plan			Timing of Expenses
(Dollars in Millions)	Cash	Non-Cash	Total	2008	2009
Severance and benefits	$0.9	$—	$0.9	$0.6	$0.3
Pension withdrawal obligation	3.0	—	3.0	3.0	—
Shutdown costs	1.0	—	1.0	0.3	0.7
Facility holding costs, net	1.9	—	1.9	0.4	1.5
Accelerated depreciation	—	2.0	2.0	2.0	—

Total expenses	6.8	2.0	8.8	$6.3	$2.5

Capital expenditures	1.7	—	1.7

Exit plan total	$8.5	$2.0	$10.5

Timing of Capital Expenditures and Pre-Tax Cash Flows
Fiscal 2008	$2.2
Fiscal 2009	3.1
Fiscal 2010 - 2013	3.2

In addition to the amounts noted above, we expect to pay approximately $0.3 million of accrued vacation earned.

The amounts and timing of cash flows estimated above are preliminary and may vary materially based on various factors, including the timing in the execution of the exit plan, our ability to sublease the facility and the final determination of the pension withdrawal liability based on an actuarial valuation prepared by the trustees of the plan.

Section 7 – Regulation FD

Item 7.01	Regulation FD Disclosure.

On March 7, 2008, we issued a press release announcing the exit plan described in Item 2.05 of this Form 8-K. A copy of our press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of that Section and shall not be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Exhibit 99.1 contains certain “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. These statements and our calculations are based on management’s estimates and assumptions with respect to future events and are believed to be reasonable. Actual results which may differ materially from forward-looking statements will be dependent upon various factors. We undertake no obligation to make any revisions to the statements contained in this disclosure or to update them to reflect events or circumstances occurring after the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BWAY HOLDING COMPANY

Date: March 10, 2008	By:	/s/ Kevin C. Kern
	Name:	Kevin C. Kern
	Title:	Vice President of Administration and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release of BWAY Holding Company, dated March 7, 2008.